                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-51059

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 1, 1998)

                                1,200,000 SHARES

                         M/I SCHOTTENSTEIN HOMES, INC.

                                  COMMON STOCK
                                ---------------

    This Prospectus Supplement and the accompanying Prospectus relate to 1,200,000 shares of Common Stock (the "Shares"), par value $.01 per share, of M/I Schottenstein Homes, Inc. (the "Company"), offered hereby (the "Offering") by the Company.

    The Common Stock of the Company is traded on the New York Stock Exchange (the "NYSE"). On May 4, 1998, the closing price for the Common Stock as reported on the NYSE was $24.50 per share.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

    The Shares will be purchased from the Company by Smith Barney Inc. ("Salomon Smith Barney") at a price of $20.50 per share (resulting in $24,600,000 aggregate net proceeds (before expenses) to the Company).

    The Shares may be offered by Salomon Smith Barney from time to time in one or more transactions (which may involve block transactions) on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated, subject to prior sale, when, as and if delivered to and accepted by Salomon Smith Barney.

    The Company and Salomon Smith Barney have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Shares are offered, subject to prior sale, when, as and if accepted by Salomon Smith Barney. It is expected that delivery of the Shares will be made on or about May 8, 1998 at the office of Salomon Smith Barney, New York, New York, against payment therefor in immediately available funds.

                            ------------------------

                              SALOMON SMITH BARNEY

             The date of this Prospectus Supplement is May 5, 1998.

                              RECENT DEVELOPMENTS

    On April 27, 1998, the Company issued a press release reporting financial results for the first quarter ended March 31, 1998. The Company delivered a record 609 homes in the first quarter of 1998 and had revenue and net income of $117.2 million and $4.5 million, respectively. Basic net income per share increased to $0.59 in the first quarter of 1998, up from $0.35 per share in the first quarter of 1997. New contracts (as defined in the Company's annual report on Form 10-K) increased 26% to 1,145 units in the first quarter of 1998 from 907 units in the first quarter of 1997. The Company had a Backlog (as defined in the Company's annual report on Form 10-K) at March 31, 1998 of 2,080 homes with a sales value of $418.0 million, up from 1,687 homes with a sales value of $308.0 million at March 31, 1997. The average sales price of homes in Backlog at March 31, 1998 was $201,000 compared to $183,000 at March 31, 1997.

    On April 22, 1998, the Company paid a cash dividend of $0.05 per share, the first cash dividend in the Company's history. On April 28, 1998, the Company declared a cash dividend of $0.05 per share for the third quarter of 1998, payable July 22, 1998 to shareholders of record on July 1, 1998.

                              PLAN OF DISTRIBUTION

    Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, Salomon Smith Barney has agreed to purchase, and the Company has agreed to sell to Salomon Smith Barney, all of the Shares.

    The Underwriting Agreement provides that the obligations of Salomon Smith Barney to pay for and accept delivery of the Shares are subject to approval of certain legal matters by counsel and to certain other conditions. Salomon Smith Barney is obligated to take and pay for all of the Shares if any Shares are taken.

    It is expected that all or a substantial portion of the Shares may be sold by Salomon Smith Barney to purchasers in one or more transactions (which may involve block transactions) on the NYSE or otherwise. The distribution of the Shares may also be effected from time to time in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter market, in negotiated transactions through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or in a combination of such methods at prevailing market prices or at negotiated prices. Salomon Smith Barney may effect such transactions by selling Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Salomon Smith Barney and/or the purchasers of such Shares for whom they may act as agents or to whom they may sell as principal.

    The Company and Salomon Smith Barney have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the issuance of Shares offered hereby will be passed upon for the Company by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Certain legal matters will be passed upon for Salomon Smith Barney by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

PROSPECTUS

                                1,200,000 SHARES

                                   [M/I LOGO]

                         M/I SCHOTTENSTEIN HOMES, INC.
                                  COMMON STOCK

                                ---------------

    M/I Schottenstein Homes, Inc. (the "Company") may offer and sell from time to time up to 1,200,000 shares of common stock, par value $.01 per share (the "Common Stock"). Shares of Common Stock may be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

    Shares of Common Stock may be offered through dealers, through underwriters or through agents designated from time to time as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent--in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

 THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF
    AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK
              DESCRIBED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

MAY 1, 1998

                             SAFE HARBOR STATEMENT

    The Company wishes to take advantage of the safe harbor provisions included in the Private Securities Litigation Reform Act of 1995. Accordingly, in addition to historical information, this Prospectus contains certain forward-looking statements, including, but not limited to, statements regarding the Company's future financial performance and financial condition. These statements involve a number of risks and uncertainties. Any forward-looking statements made by the Company herein or in any document incorporated by reference herein are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, but not limited to, those referred to in the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997.

                                  THE COMPANY

    M/I Schottenstein Homes, Inc. is one of the nation's leading homebuilders. The Company sells and constructs single-family homes to the entry level, move-up and empty nester buyer under the Horizon, M/I Homes and Showcase Homes tradenames. The Company sells its homes in eleven geographic markets including Columbus and Cincinnati, Ohio; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Indianapolis, Indiana; Virginia, Maryland and, recently, Phoenix, Arizona.

    The Company is the leading homebuilder in the Columbus, Ohio market and has been the number one builder of single-family detached homes in this market for many years. In addition, the Company is currently one of the top ten homebuilders in each of its Ohio, Florida, Indiana and North Carolina markets and believes it is well positioned to further penetrate these and its other markets. The Company's growth strategy targets both product line expansion and geographical diversification. With respect to geographical diversification, the Company has expanded into new markets through the opening of new divisions rather than through acquisitions. The Company offers homes to virtually all segments of the market, from first time homebuyers to estate homebuyers, with prices ranging from $80,000 to $1,000,000, with an average sales price of approximately $200,000. The Company emphasizes its entry level product.

    The Company believes it distinguishes itself from competitors by offering homes located in selective areas that have a higher level of design and construction quality within a given price range and by providing superior customer service. The Company also believes that by offering homes at a variety of price points, the Company attracts a wide range of buyers, many of whom were existing M/I homeowners. The Company supports its homebuilding operations by providing mortgage financing services through M/I Financial Corp., a wholly owned subsidiary of the Company, and also provides title-related services through joint ventures.

    The Company's business strategy emphasizes the following key objectives:

    FOCUS ON PROFITABILITY. The Company focuses on improving profitability while maintaining the high quality both of its homes and its customer service. The Company focuses on gross margins by stressing the features, benefits, quality and design of its homes in the sale process and by minimizing speculative building. The Company also value engineers its homes by working with its subcontractors and suppliers to provide attractive home features while minimizing raw material and construction costs.

    MAINTAIN CONSERVATIVE AND SELECTIVE LAND POLICIES. The Company's profitability is largely dependent on the quality of its subdivision locations; therefore, the Company focuses on locating and controlling land in the most desirable areas of its markets. The Company is conservative in its land acquisition policies and only purchases land already zoned and serviceable by utilities. The Company seeks to control a three- to five-year supply of land in each of its markets.

    MAINTAIN OR INCREASE MARKET POSITION IN CURRENT MARKETS. The Company has been the leading builder of single-family detached homes in the Columbus market for many years. The Company seeks to maintain its leading position by continuing to provide high quality homes and superior customer service. The Company believes there are significant opportunities to profitably expand in most of its other markets by increasing its product offerings, continuing to acquire land in desirable locations and constructing and selling homes with the same commitment to customer service that has accounted for the Company's historical success. In addition, the Company continues to explore expanding into new markets through either internal growth (such as the expansion into Phoenix, Arizona late in 1996) or acquisitions.

    PROVIDE SUPERIOR CUSTOMER SERVICE. The overriding Company philosophy is to provide superior service to its homeowners. The Company offers a wide array of functional and innovative designs and involves the homeowner in virtually every phase of its operations from the selling process through construction, closing and service after delivery. The Company's selling process focuses on the credibility of the Company and upon each of the homes' features, benefits, quality and design as opposed to merely price and square footage. In certain markets, the Company utilizes design centers to enhance the selling process and increase the sale of optional features which typically carry higher margins. In addition, the Company assists many of its customers with financing and provides attractive warranties.

    OFFER PRODUCT BREADTH AND INNOVATIVE DESIGN. The Company devotes significant resources to the research and design of its homes to better meet the needs of its customers. The Company offers a number of distinct product lines and more than 300 different floor plans and elevations. In addition to providing customers with a wide variety of choices, the Company believes it offers a higher level of design and construction quality within a given price range. In addition, the Company has introduced and utilized innovative design concepts, such as themed communities, rear garages and rear alley access.

    MAINTAIN DECENTRALIZED OPERATIONS WITH EXPERIENCED MANAGEMENT. The Company believes that each of its markets has unique characteristics and, therefore, is managed locally with dedicated, on-site management personnel. Each of the Company's managers possesses intimate knowledge of his or her particular market and is encouraged to be entrepreneurial in order to best meet the needs of such market. The Company's incentive compensation structure rewards each manager based on financial performance, income growth and customer satisfaction.

    The Company is incorporated under the laws of the State of Ohio and maintains its executive offices at 3 Easton Oval, Suite 500, Columbus, Ohio 43219. Its telephone number is (614) 418-8000.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of shares of Common Stock will be used by the Company to reduce indebtedness under its existing revolving credit facility for homebuilding operations (the "Bank Credit Facility") and for general corporate purposes.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 38,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). There are no shares of Preferred Stock issued and outstanding.

    The following summary description does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Articles") and Regulations (the "Regulations") of the Company, which are incorporated herein by reference. At the Company's 1998 Annual Meeting, which is scheduled to be held on April 28, 1998, the Company's shareholders will consider a proposal to amend and restate the Regulations (the "Amended Regulations"). Except as otherwise indicated, the following summary description assumes that the Company's shareholders will adopt the Amended Regulations, which are incorporated herein by reference.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote per share on all matters to be voted upon by shareholders generally, including the election of directors. Holders of Common Stock have no cumulative voting rights and no preemptive rights to purchase or subscribe for any Common Stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. The holders of Common Stock are not subject to further calls or assessments by the Company. Subject to the rights of the holders of any shares of Preferred Stock which may be outstanding, and subject to the applicable debt instruments of the Company, each holder of Common Stock on the applicable record date is entitled to receive dividends, pro rata according to the number of shares of Common Stock held, when and if declared by the Board of Directors out of legally available funds therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment or provision for payment of liabilities and the liquidation preference of any shares of Preferred Stock which may be outstanding. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and to fix and determine the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, of any series so established, including dividend rights, liquidation preferences, redemption rights and conversion rights, and, if permitted under applicable law, voting rights. Any series of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights or both.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Equiserve.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED CAPITAL STOCK

    The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

    The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES,
  REGULATIONS AND AMENDED REGULATIONS

    Certain provisions of the Articles, Regulations and proposed Amended Regulations of the Company summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

    CLASSIFIED BOARD OF DIRECTORS

    The Regulations provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. In addition, the Regulations provide that the number of directors in each class and the total number of directors of the Company may only be changed by the affirmative vote of a majority of the directors or the holders of record of at least 75% of the voting power of the Company. However, under the Ohio General Corporation Law, shareholders of record of at least a majority of the voting power of the Company may remove any or all of the directors without assigning cause and may fill the resulting vacancy or vacancies. The Amended Regulations provide that directors may be removed only for cause. The effect of the staggered board, when coupled with the provision in the Amended Regulations requiring removal for cause and the existing provision of the Regulations authorizing only the Board to fill vacant directorships, will preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees.

    LIMITED SHAREHOLDER ACTION BY WRITTEN CONSENT

    Section 1701.54 of the Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that, pursuant to Section 1701.11, the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.

    SUPERMAJORITY VOTING PROVISIONS

    The Amended Regulations provide that certain provisions of the Amended Regulations, including provisions relating to the calling and holding of special meetings, the nomination and removal of directors, the indemnification of directors, control share acquisitions and supermajority voting may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of such provisions, without the vote of the holders of not less than 66 2/3% of the total voting power of the Company, whether at a meeting or in an action by written consent. In addition, the Amended Regulations provide that the provision regarding a change in the number of directors may not be repealed or amended in any respect without the vote of the holders of not less than 75% of the total voting power of the Company, whether at a meeting or in an action by written consent.

    CONTROL SHARE ACQUISITION STATUTE

    Section 1701.831 of the Ohio GCL (the "Control Share Acquisition Statute") requires shareholder approval of any proposed "control share acquisition" of an Ohio corporation. A "control share acquisition" is the acquisition, directly or indirectly, by any person (including any individual, partnership, corporation, limited liability company, society, association or two or more persons who have a joint or common interest) of shares of a corporation that, when added to all other shares of the corporation that may be voted, directly or indirectly, by the acquiring person, would entitle such person to exercise or direct the exercise of 20% or more (but less than 33 1/3%) of the voting power of the corporation in the election of directors or 33 1/3% or more (but less than a majority) of such voting power or a majority or more of such voting power. Under the Control Share Acquisition Statute, the control share acquisition must be approved in advance by the holders of a majority of the outstanding voting shares represented at a meeting at which a quorum is present and by the holders of a majority of the portion of the outstanding voting shares represented at such a meeting excluding the voting shares owned by the acquiring shareholder and certain "interested shares," including shares owned by officers elected or appointed by the directors of the corporation and by directors of the corporation who are also associates of the corporation.

    The purpose of the Control Share Acquisition Statute is to give shareholders of Ohio corporations a reasonable opportunity to express their views on a proposed shift in control, thereby reducing the coercion inherent in an unfriendly takeover. The provisions of the Control Share Acquisition Statute grant to the shareholders of the Company the assurance that they will have adequate time to evaluate the proposal of the acquiring person, that they will be permitted to vote on the issue of authorizing the acquiring person's purchase program to go forward in the same manner and with the same proxy information that would be available to them if a proposed merger of the Company were before them and, most importantly, that the interests of all shareholders will be taken into account in connection with such vote and the probability will be increased that they will be treated equally regarding the price to be offered for their Common Shares if the implementation of the proposal is approved.

    The Control Share Acquisition Statute applies not only to traditional tender offers but also to open market purchases, privately negotiated transactions and original issuances by an Ohio corporation, whether friendly or unfriendly. The procedural requirements of the Control Share Acquisition Statute could render approval of any control share acquisition difficult in that a majority of the voting power of the Company must be represented at the meeting and must be voted in favor of the acquisition. It is recognized that any corporate defense against persons seeking to acquire control may have the effect of discouraging or preventing offers which some shareholders might find financially attractive. On the other hand, the need on the part of the acquiring person to convince the shareholders of the Company of the value and validity of his offer may cause such offer to be more financially attractive in order to gain shareholder approval.

    The Company's Articles provide that the provisions of the Control Share Acquisition Statute shall not apply to the Company. However, the Amended Regulations contain a provision which provides substantially the same protections to the Company as the Control Share Acquisition Statute, with one very significant difference: the Amended Regulations provide that a control share acquisition must be approved in advance by the shareholders only if the Board has not first pre-approved such control share acquisition (i.e., shareholder approval is not required if the Board has approved such control share acquisition). The intent of this provision is to allow negotiated acquisitions, which would otherwise trigger the shareholder vote requirement of the Control Share Acquisition Statute, to proceed without the delay and expense associated with a shareholder meeting. In addition, the control share acquisition provisions in the Amended Regulations provide the Board with more flexibility in setting a date for the special meeting of shareholders to consider the proposed control share acquisition than the Control Share Acquisition Statute. The Company believes that the time periods set forth in the Control Share Acquisition Statute are difficult, if not impossible, to comply with in the context of a likely review of the requisite proxy materials by the Securities and Exchange Commission.

                              PLAN OF DISTRIBUTION

    The Company may sell shares of Common Stock in the following ways: (i) through agents; (ii) through underwriters; (iii) through dealers; and (iv) directly to purchasers.

    Offers to purchase shares of Common Stock may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of shares of Common Stock in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If any underwriters are utilized in the sale of shares of Common Stock, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the shares of Common Stock in respect of which this Prospectus is delivered.

    If a dealer is utilized in the sale of the shares of Common Stock in respect of which this Prospectus is delivered, the Company will sell such shares of Common Stock to the dealer, as principal, at varying prices, which may be below the then current market price of the Company's Common Stock. The dealer may then resell such shares of Common Stock to the public at varying prices to be determined by such dealer at the time of resale and which may also be below the then current market price of the Company's Common Stock.

    Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

    If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase shares of Common Stock from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

                          VALIDITY OF THE COMMON STOCK

    Certain legal matters relating to the validity of issuance of the Common Stock will be passed upon for the Company by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. Statements contained herein are qualified in their entirety by reference to the Registration Statement and such exhibits.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and pages 2 through 14 ("Election of Directors" through "Certain Transactions"), pages 18 through 20 ("Executive Compensation") and Appendix I ("Amended and Restated Regulations of M/I Schottenstein Homes, Inc.") contained in the Company's Proxy Statement dated March 20, 1998 relating to the 1998 Annual Meeting of Shareholders are incorporated herein by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of shares of Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to M/I Schottenstein Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, Attention: Investor Relations, telephone number (614) 418-8000.

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--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE EQUITY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   PROSPECTUS

The Company...............................................................     3
Use of Proceeds...........................................................     4
Description of Capital Stock..............................................     4
Plan of Distribution......................................................     7
Validity of the Common Stock..............................................     7
Experts...................................................................     8
Available Information.....................................................     8
Incorporation by Reference................................................     8
                             PROSPECTUS SUPPLEMENT

Recent Developments.......................................................   S-2
Plan of Distribution......................................................   S-2
Legal Matters.............................................................   S-2


                                1,200,000 SHARES

                               M/I SCHOTTENSTEIN
                                  HOMES, INC.

                                  COMMON STOCK

                                   [M/I LOGO]
                             ---------------------

                             PROSPECTUS SUPPLEMENT
                              (TO PROSPECTUS DATED
                                  MAY 1, 1998)
                             ---------------------

                              SALOMON SMITH BARNEY

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